Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-3 File No. 333-168317 and Form S-8 File No. 333-158495 of NTS, Inc. (f/k/a Xfone, Inc.) of our report dated March 30, 2012, relating to the consolidated financial statements, which appears on page 33 of this annual report on Form 10-K for the year ended December 31, 2011.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, Minnesota
March 30, 2012